Exhibit 99.1

International Rectifier Names Michael Barrow Executive Vice President and Chief Operations Officer

EL SEGUNDO, Calif.—(BUSINESS WIRE)—April 3, 2008—International Rectifier Corporation (“IR”) (NYSE:IRF) today announced the appointment of Michael Barrow as Executive Vice President and Chief Operations Officer, effective April 14, 2008.  Barrow, 53, will report directly to Oleg Khaykin, President and Chief Executive Officer, and will be responsible for implementing strategies to build a world-class manufacturing organization.

Mr. Barrow brings 30 years of semiconductor and operational leadership experience to International Rectifier, having served at both Amkor Technology and Intel.  While at Amkor, Barrow most recently served as Senior Vice President and General Manager of the Flip Chip and Wafer Level Packaging Business Unit, where he was responsible for the strategic direction and business growth.  Prior to Amkor, Barrow worked 12 years at Intel, most recently as Technology General Manager of Intel’s Communications Group and also as Technology Manager of Intel’s Chip Set Group.  Prior to Intel, Barrow spent 11 years at Unisys in increasing levels of responsibility and started his career as a power design engineer at Electro Pacific Inc.

“We are very pleased to have Michael Barrow join the management team here at International Rectifier,” said Oleg Khaykin, International Rectifier’s President and Chief Executive Officer.  “I feel confident that his vast experience in engineering and manufacturing will provide significant strength to the management team as we implement strategies to drive operational excellence in our manufacturing facilities worldwide.  Michael has an outstanding track record of success in lean manufacturing, improving operational metrics, reducing costs and building successful teams.”

“I am excited about the opportunity to join International Rectifier and help build upon the strong foundation that is already in place,” said Michael Barrow.  “I look forward to working with this talented team of individuals to help drive manufacturing process efficiency while meeting and exceeding the demands of our valued customers.”

Mr. Barrow holds a BSEE/BSME degree from Natal Technikon (Institute of Technology) in Durban, South Africa.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the ongoing investigation conducted by independent legal counsel retained by the Audit Committee of the Board of Directors, and the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media

Graham Robertson

310.529.0321